 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 26, 2016

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Credit Agreement

On October 26, 2016, Amyris, Inc. (the “Company”) and Guanfu Holding Co., Ltd. (together with its subsidiaries, “Guanfu”), an existing commercial partner of the Company, entered into a credit agreement (the “Credit Agreement”) to make available to the Company an unsecured credit facility with an aggregate principal amount of up to $25.0 million (the “Credit Facility”), which the Company may borrow from time to time in up to three closings (each such borrowing, a “Loan”). Each Loan will have a term of five years and will accrue interest at a rate of 10% per annum, payable quarterly. The Company may at its option repay the Loans before their maturity date, in whole or in part, at a price equal to 100% of the amount being repaid plus accrued and unpaid interest on such amount to the date of repayment.

The Credit Agreement contains customary representations, warranties and covenants of the parties, as well as customary provisions regarding, among other things, dispute resolution and governing law. Upon the occurrence of certain specified events of default under the Credit Facility, the Company will grant to Guanfu an exclusive, royalty-free, global license to certain intellectual property useful in connection with Guanfu’s existing commercial relationship with the Company. In addition, in the event the Company fails to pay interest or principal under any Loan within ten days of when due, the Company will also be required, subject to applicable laws and regulations, to repay the outstanding principal amount under such Loan, together with accrued and unpaid interest, in the form of shares of the Company’s common stock at a per share price equal to 90% of the volume weighted average closing sale price of the Company’s common stock for the 90 trading days ending on and including the trading day that is two trading days preceding such default.

The effectiveness of the Credit Agreement is subject to the parties obtaining certain required approvals, and upon the effective date of the Credit Agreement, the Company will grant to Guanfu the global exclusive purchase right with respect to the Company products subject to the parties’ pre-existing commercial relationship. The initial funding of the Credit Facility is scheduled to occur on December 1, 2016, subject to Guanfu’s right to extend such initial funding to a date no later than December 31, 2016.

Cooperation Agreement

On October 26, 2016, the Company entered into a Cooperation Agreement (the “Cooperation Agreement”) with Nenter & Co., Inc. (“Nenter”), a subsidiary of Guanfu. Under the Cooperation Agreement, the parties will collaborate to create and develop certain compounds and, in the event the parties achieve certain specified development targets, the parties would establish and implement a worldwide manufacturing and commercialization plan (the “Commercialization Plan”) relating thereto. The term of the Cooperation Agreement will be two years from the effectiveness of the Cooperation Agreement (or five years in the event the parties pursue the Commercialization Plan), which will occur upon the parties obtaining certain required approvals, subject to the rights of the parties to terminate the Cooperation Agreement upon a material breach by the other party or the failure to obtain certain governmental approvals or authorizations, as provided in the Cooperation Agreement. The Cooperation Agreement also contains customary representations, warranties and covenants of the parties, as well as customary terms and provisions regarding, among other things, indemnification, dispute resolution, confidentiality and governing law.

In addition, pursuant to the terms of, and as consideration for, the Cooperation Agreement, promptly after the effectiveness of the Cooperation Agreement, the Company will issue to Nenter a warrant to purchase 10 million shares of the Company’s common stock at an exercise price of $0.50 per share, exercisable on or before December 31, 2016. The warrant will be issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated under the Securities Act. Furthermore, pursuant to the terms of the warrant, upon the request of Nenter, the Company will use its best efforts to cause the shares of common stock issued upon exercise of the warrant to be registered under the Securities Act within 90 days of the exercise of the warrant.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated herein by reference.

Forward Looking Statements

This report contains forward-looking statements, and any statements other than statements of historical facts could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding the effectiveness of the Credit Agreement, the initial funding of the Credit Facility, and the effectiveness of the Cooperation Agreement. These statements are subject to risks and uncertainties, including the failure of conditions to be satisfied, and actual results may differ materially from these statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: November 1, 2016	By:	/s/ Raffi Asadorian
Raffi Asadorian
Chief Financial Officer